News Release 132 July 30, 2012 Liberty Star Uranium & Metals Corp. LBSR: OTCBB LBVN: Frankfurt http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE

Liberty Star Provides 2012/2013 Exploration Plans Update
TUCSON, Arizona–July 30–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCBB) is pleased to provide an updated program for exploration activity on its properties in Alaska and Arizona. The 2012/2013 exploration program will include:

1.      Phase 1 drilling on a portion of its Big Chunk Super Project (“BCSP”) in southwestern Alaska.  As announced in NR 130, Liberty Star has engaged the services of MBGS LLC of Anchorage, Alaska. MBGS has contracted several local vendors to provide services including camp construction, transportation and diamond core drilling.  The initial 10 drill sites (at depths ranging from 500 to 2,000 feet) will fulfill the Company’s statutory obligation to provide labor or cash in lieu of labor no later than September 1st to the State of Alaska. As funding becomes available, the Company will undertake drilling on more sites according to the recommendations within the SRK Technical Report and suggested by the Phase I results.   This will take place starting about May 15, 2013 when weather conditions are traditionally good enough to commence drilling.  Depending on results, this drilling could extend into November and re-start in February 2014, as detailed in the SRK Technical Report.  This is of course depending on a variety of factors including metal prices.

2.      ZTEM geophysical surveys provided by Geotech Ltd., Ontario, Canada are planned over the Company’s Tombstone Super Project (“TSP”).  ZTEM will be flown by helicopter at a low level over the claim areas including Hay Mountain, and Walnut Creek and other targets. ZTEM over flight is planned in September or October this year depending on the availability of equipment. The Company plans to undertake Phase I drilling on its Hay Mountain claims in Fall, 2012.  At this time one large anomaly was defined by our geochemical sampling in the area where it was expected by compilation of previous data.  However, 4 additional targets of significant area that were not suspected were defined in the geochemical interpretation.  These are simply identified as Targets 2, 3, 4, and 5.   They are based on anomalous copper, gold, molybdenum (moly), silver and rare earth elements (REEs) anomalies.  Drill site permits are applied for Targets 1 through 5.   Up to 38 drill sites will be considered and applied for.   We estimate the process from application to the State of Arizona to actual drilling should take 3 months, but could take longer depending on the State’s bureaucratic process.  The drill targets exist in low, flat topography, in rather bland desert areas, and little to no road preparation is necessary.  Existing roads, most of which have been in use for more than 120 years  will provide access close to the drill sites.  Arizona law requires archaeological reconnaissance for historical artifacts must be completed over the Company’s proposed new access trails; this process is currently underway.  For Phase 1, the Company plans to drill up to 10 diamond core holes ranging from 500 to 1,000 feet in depth.  Numerous locations are being permitted to give the Company flexibility so that targets can be quickly adjusted based on the results of the preceding drill holes and/or a decision is made to drill more holes.  Phase 2 drill holes will also be permitted at this time prior to actual drilling to increase the Company’s ability to move quickly should Phase 1 results show favorable results.  States Chief Geologist James Briscoe: ” We are very encouraged as the composite geochemical anomalies for moly, gold, lead and copper are very coherent and reflect closely the expected pattern based on the Gilbert-Lowell porphyry copper model.  Further, the aeromagnetic anomaly we have known about for a long time falls right on top of the geochemical pattern.  Both of these anomalies are quite large, the copper geochemical anomaly being 2.5 miles long and 1.2 miles wide.  This is large enough to represent a significant mineral body.  Drilling will tell us whether economic grade mineralization is present.”

3.      In addition to copper, moly, gold, silver, lead and zinc, four REEs were present in geochemical samples from the Hay Mountain claims analyzed this Spring/Summer (NR 122 & NR 127).  The geochemical samples stored at ALS Labs will need to be analyzed for 13 other REEs.  Further geochemical analysis, including gathering more rock chip, soil and vegetation samples, will help determine if REEs are present in amounts that make mining them commercially viable.

4.       The Company plans to maintain payment of its North Pipes Super Project (“NPSP”) claims for uranium and other metals in 2012 and resume a drilling program in 2013. Several factors will need to be considered before the resumption of drilling: suitable uranium market prices, and regulatory obstacles chief among them.  Liberty Star retains several promising targets in the Elle target area over which VTEM geophysics were flown.  Quaterra Minerals has been successful in drilling pipes in the area with ore grade intercepts using this type of geophysics flown at the same time frame and same equipment time as ours. Our Elle area target with a good VTEM anomaly may be a triple “pipe:” large like the largest producer in the area – the Hack 1 and 2 mines, which was a double pipe.  We have drilled a shallow hole in this triple pipe target and intersected encouraging indicators, strong alteration and pyrite.

5.      The East Silver Bell Porphyry Copper Project and Walnut Creek, Tombstone Mining District, AZ will be lower priority for 2012/2013.  Both of these targets, which are of significant size, will be maintained. More detailed work in 2013 may occur as personnel become available.  Other opportunities in Arizona continue to be evaluated for future acquisition when the time is right.

The Company plans to fund its current BCSP drilling program through private placements and its financing arrangement with Fairhills Capital (NR 118). Liberty Star Management continues discussions with various entities regarding short term and large scale funding of its Big Chunk Super Project.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements
Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include all our planned exploration work, our planned payments to keep properties in good standing, and that the results of our planned work will provide good information on our assets. Factors which may delay or prevent these forward-looking statements from being realized include:  the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; and an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available.  Despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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